EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2007 Stock Incentive Plan of Healthways, Inc. of our reports dated November 13, 2006, with respect to the consolidated financial statements of Healthways, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2006, Healthways, Inc.’s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Healthways, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

February 22, 2007